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                PHARMAKINETICS LABORATORIES, INC.
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                             Contact:    James K. Leslie
                                         President and
                                         Chief Executive Officer

                                         Taryn L. Kunkel
                                         Vice President and
                                         Chief Financial Officer
                                         (410) 385-4500

FOR IMMEDIATE RELEASE
PHARMAKINETICS LABORATORIES, INC.
ANNOUNCES DIRECTOR NOMINEES AND
PROPOSED REVERSE STOCK SPLIT

Baltimore, Maryland, March 2, 1998 -- PharmaKinetics Laboratories, Inc. (OTCBB:PKLB) announced today the nomination of Kamal K. Midha, Ph.D., D.Sc. for election to its Board of Directors at a special meeting of shareholders to be held on April 6. At that meeting the Company's shareholders will also be voting to approve a 1 for 5 reverse stock split. Dr. Midha joins Leslie B. Daniels, John J. Thebault and David Kauffmann as nominees of the Company's preferred stockholders. Incumbent directors have also been nominated for re-election.

Dr. Midha is recognized as an international leader in pharmaceutical research. He is the Adjunct Professor of Pharmacy and Director of Drug Metabolism, Drug Disposition Group, University of Saskatchewan, Canada and Chief Scientific Officer of PharmaQuest Limited, Bermuda - a newly established firm involved in pharmaceutical research. He has written over 280 original research papers and his work has been recognized by Research Awards from numerous prestigious scientific groups including the Kolthoff Gold Medal from the American Pharmaceutical Association, the Research Achievement Award in Analysis and Pharmaceutical Quality from the American Association of Pharmaceutical Scientists and received Canada's highest honor, The Order of Canada, in 1995.

Also standing for election for the first time will be David Kauffmann, of CAI Advisors & Co. Mr. Kauffmann has been a partner with CAI, based in Paris, France, since 1989 and is an expert on the CRO industry. He also sits on the Board of Aster.Cephac S.A. the French CRO which, along with affiliates of CAI, recently participated in a $5 million investment in PharmaKinetics. Leslie B. Daniels, a partner of CAI, and John J. Thebault, President of Aster.Cephac S.A., were initially appointed to the board in January 1998.

James K. Leslie, President and Chief Executive Officer, said, "We are delighted that Kam Midha and David Kauffmann have agreed to stand for election to our Board. Dr. Midha is recognized throughout the pharmaceutical industry as an authority on issues of bioavailability, bioequivalence, bioanalysis and psychopharmacology. He has provided consulting services to many firms in the industry. Mr. Kauffmann has knowledge and experience in the European CRO industry which will prove useful as we expand our business. We look forward to their advice and counsel."

Dr. Midha said, "I am pleased to be nominated to join the PharmaKinetics team as a Board member. I am impressed with the progress the Company has been making and look forward to assisting it achieve its objectives of being a leader within its market segment and to meet its growth and profitability goals."

Regarding the reverse stock split Mr. Leslie said, "As a result of the many positive events in the Company over the past few months, the price of the common stock has increased to the point where we anticipate that the Company will be eligible to apply for listing of our common shares on the Nasdaq SmallCap market after the reverse split. This should result in increased marketability and other benefits for our shareholders. This is one more step in our plan to enhance the value of our Company for our shareholders."

The Company has mailed proxy material to its stockholders regarding the April 6 meeting.

PharmaKinetics Laboratories, Inc. is a contract research organization serving the pharmaceutical and biotechnology industries.


This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks faced by the Company. These risks include, but are not limited to, general economic conditions, conditions affecting the pharmaceutical industry in general and the generic drug industry in particular, consolidation resulting in increased competition within the Company's market, the effect of the proposed reverse split and other market conditions on the market price of the Company's stock, the ability of the Company to have its stock listed on the Nasdaq SmallCap Market and other risks referred to in the Company's periodic reports filed with the Securities and Exchange Commission.